Exhibit 10.78

COMMUNITY BANK OF THE CHESAPEAKE
EXECUTIVE INCENTIVE COMPENSATION PLAN

(as amended and restated effective January 1, 2019)

COMMUNITY BANK OF THE CHESAPEAKE

EXECUTIVE INCENTIVE COMPENSATION PLAN

(Amended and Restated Effective January 1, 2019)

ARTICLE I

GENERAL PROVISIONS

1.01         Purpose. This purpose of The Community Bank of the Chesapeake Executive Incentive Compensation Plan, as amended and restated is to align the interests of Participants with the interests of the Bank, the Corporation and Corporation shareholders by providing Participants with an opportunity to earn incentive compensation upon the achievement of Corporation, Bank (branch/department), and/or individual performance goals.

It is intended that the Plan be an unfunded plan maintained primarily to provide bonuses in the form of cash and non-cash compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA and that benefits provided under the Plan be taxable to Participants only when actually received. The Plan shall be administered, construed and interpreted in a manner consistent with the purpose and intent set forth in this Section.

1.02         Effective Date. The Plan was originally adopted effective January 1, 1992 and subsequently amended and restated on January 1, 1998, December 23, 2002, December 31, 2008, January 1, 2010 and January 1, 2015 and January 1, 2016. The effective date of this restatement is January 1, 2019 (“Effective Date”).

ARTICLE II

DEFINITIONS

Unless the context clearly requires otherwise, the terms defined in this Article II shall, for all purposes of this Plan, have the respective meanings specified in this Article II.

2.01         “Affiliate” means any company that would be considered an affiliate of the Bank or the Corporation pursuant to Section 424 of the Code.

2.02         “Bank” means Community Bank of the Chesapeake and any successor thereto.

2.03         “Beneficiary” means the person or persons designated as a Participant’s beneficiary or beneficiaries in accordance with Section 4.06 hereof.

2.04         “Board” means the Board of Directors of the Bank.

2.05         “Cause” means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profits, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses), or a material violation of a final cease-and-desist order or any other action which results in a material financial loss to the Bank. A determination of “Cause” shall be made by the Board within its sole discretion.

2.06         “Chairman” means the Chairman of the Governance Committee who shall be responsible for coordinating all actions of the Committee.

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2.07         “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a Code section shall include any comparable section or sections of future legislation that amends, supplements or supersedes such section.

2.08         “Committee” means the members of the Compensation Committee of the Board who are appointed to serve on the Committee. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board.

2.09         “Compensation” means a Participant’s base salary for the calendar year, as adjusted from time to time. Base salary will include only amounts paid by the Bank (including such amounts contributable to the Bank’s 401(k) plan by employees) and will exclude amounts paid by third party providers, such as disability.

2.10         “Corporation” means The Community Financial Corporation and any successor thereto.

2.11         “Employee” means any individual who performs service in the business of the Bank, the Corporation or any Affiliate, excluding any individual who performs such services as a self-employed person.

2.12         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13         “Good Standing” means an Employee’s overall performance meets expectations (as determined by the Bank) and the Employee is not under corrective action or probation.

2.14         “Incentive Award” means cash or non-cash compensation paid to Participants pursuant to Article IV hereof.

2.15         “Maximum Incentive Award“ means the maximum Incentive Award that can be earned under this Plan for maximum performance, subject to Committee discretion.

2.16         “Participant” means an Employee who has become a Participant in the Plan as provided for in Article III.

2.17         “Performance Period” means January 1 – December 31, or such shorter period as determined by the Committee.

2.18         “Plan” means the Community Bank of the Chesapeake Executive Incentive Compensation Plan as herein set forth and as it may from time to time be amended.

2.19          “Retirement Date” the date a Participant terminates employment with the Bank or an Affiliate for reasons other than Cause, Death or disability on or after attainment of age 65.

2.20         “Target Incentive Award” means the Incentive Award that may be earned if level performance for each performance measure is satisfied (“Target Performance”), subject to Committee discretion. Target performance is based upon historical data and management’s best judgement as to expected performance during an applicable performance period.

2.21         “Threshold Incentive Award” means the Incentive Award that may be earned if Target Performance is not achieved, but the Committee determines a level of incentive opportunity is present.

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ARTICLE III

ELIGIBILITY AND PARTICIPATION

The Committee shall have sole discretion to determine which Employees are eligible to participate in the Plan. Eligibility may be subject to fulfillment of conditions, if any, as the Committee, in its sole discretion, may impose. Employees are only eligible to participate in the Plan if they are in “Good Standing”.

ARTICLE IV

BENEFITS/INCENTIVE AWARDS

4.01         Incentive Awards. Each Participant shall have a pre-determined Threshold, Target and Maximum Incentive Award opportunity dependent upon his/her level of responsibility within the Bank, that is expressed as a percentage of such Participant’s Compensation as of the last day of the Performance Period (“Incentive Award Opportunity”). Incentive Award Opportunities will be determined based on a combination of performance measures as determined by the Committee The Incentive Award Opportunities for each Participant for the applicable Performance Period will be approved by the Committee on an annual basis and set forth on individual Participant scorecards. The Committee has the authority to set and amend each Participant’s Incentive Award Opportunity and the weighting of the performance criteria.

Unless otherwise specified in this Plan, Participants must be employed by the Bank on the date an Incentive Award is to be distributed in order to earn the Incentive Award under this Plan. In addition, all Participants must be in “Good Standing” in order for Incentive Awards to be earned under this Plan.

4.02         Recoupment. Notwithstanding anything herein to the contrary, the Committee may, to the extent permitted by applicable law and stock exchange rules or by any policies adopted by the Bank, the Corporation or Affiliates , cancel or require reimbursement of an Incentive Award distributed under this Plan.

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4.03         Calculation and Payment of Incentive Awards. Scorecards are tabulated by the Chief Operating Officer of the Bank based on financial results provided by the Chief Financial Officer of the Bank. The calculations are reviewed by the Chief Executive Officer of the Bank and presented to the Compensation Committee for review and approval. The Chief Executive Officer does not tabulate or review his own scorecard. The Chief Operating Officer provides the Committee with the Chief Executive Officer’s final scorecard for Committee review and approval. Incentive Awards shall be determined by the Committee as soon as is practicable using a ratable approach. For purposes of this Plan, the ratable approach shall mean that payouts may be calculated as a proportion of the Threshold, Target and Maximum Incentive Award opportunities. If actual performance falls below between performance levels, the payout will also fall between the pre-defined performance level on a pro-rate basis. The Incentive Awards, at the Committee’s discretion, will be in the form of cash and/or non-cash compensation. If an Incentive Award is distributed in Corporation common stock, the Incentive Award will be valued at the fair market value of the Corporation common stock as determined under The Community Financial Corporation 2015 Equity Compensation Plan or successor plans or such other method at the Committee’s discretion for stock awards. Incentive Awards distributed in Corporation common stock may also be subject to a vesting condition upon grant. Once the cash Incentive Awards are determined by the Committee they will be paid in the payroll immediately following the determination of the cash Incentive Awards, but in no event later than 75 days after the end of the applicable Performance Period. Employment on the distribution date is a condition of earning an Incentive Award. In the event a Participant dies or becomes disabled prior to the end of an applicable Performance Period, the Committee will pro-rate his or her incentive Award for the Participant’s service during the Performance Period and distribute the Incentive Award (if any) to the Participant or the Participant’s Beneficiary, as applicable. If a Participant dies or becomes disabled after the end of an applicable Performance Period, but prior to distribution of an Incentive Award, the Participant or the Participant’s Beneficiary shall receive the Incentive Award. For purposes of this Section 4.03, a Participant shall be “disabled” if he or she is eligible to participate in a program of long-term disability insurance maintained by the Corporation or the Bank. The determination that a Participant is disabled shall be made in writing to the Bank. In addition, and notwithstanding any Plan provision to the contrary, if a Participant’s Retirement Date falls on the last day of a Performance Period, the Participant shall be entitled to receive the Incentive Award for that Performance Period, regardless of whether he or she was employed by the Bank or an Affiliate at the time of distribution.

4.04         Source of Incentive Awards. Incentive Awards distributed in cash shall be paid by the Bank out of its general assets and shall not be funded by trust or otherwise. Nothing contained in this Plan shall constitute, or be treated as, a trust or create any fiduciary relationship. The Bank shall be under no obligation to segregate any assets to provide Incentive Awards under the Plan and no person or entity which is entitled to payment under the terms of the Plan shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Employer. To the extent that a Participant or any other person acquires a right to receive any Incentive Award under the Plan, such right shall be limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and the Participant’s (or other person’s) position with respect to such amounts shall be that of a general unsecured creditor of the Bank. The non-cash Incentive Awards payable under the Plan shall be granted to Participants by the Board of Directors of the Corporation from The Community Financial Corporation 2015 Equity Compensation Plan or any other shareholder approved equity plan, to the extent shares are available under the plan.

4.05         Minority disability or Incompetency. If any Incentive Award becomes payable under this Plan to a minor, to a person under legal disability or to a person not adjudicated incompetent but who the Committee in its discretion determines to be incapable by reason of illness or mental or physical disability of managing his or her financial affairs, the Committee may direct that such Incentive Award shall be paid to the legal representative or custodian of such person. Payments so made in good faith shall completely discharge the Committee, the Corporation, the Bank and Affiliates of any and all obligations and liabilities with respect to such payments.

4.06         Designation of Beneficiary. A Participant may file with the Committee a written designation of a Beneficiary who is to receive his or her Incentive Awards in the event of the Participant’s death before the Incentive Award is distributed. Such designation of Beneficiary may be changed at any time by written notice to the Committee. The designation last filed with the Committee shall be controlling. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of the Participant’s death, the Participant’s estate shall be deemed to be the Beneficiary for purposes of this Plan.

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ARTICLE V

PLAN ADMINISTRATION

5.01        (a) Responsibilities of the Committee. The Committee has the responsibility to approve, amend, or terminate the Plan as necessary. The actions of the Committee shall be final and binding on all parties. In addition, the Committee is responsible for reviewing and approving the annual Participant scorecards and authorizing the distribution of Incentive Awards, if any. The Committee is also responsible for setting the Incentive Award Opportunity, on an annual basis, for the Chief Executive Officer of the Bank.

(b) Responsibilities of the Chief Executive Officer (“CEO”). Notwithstanding any provision to the contrary, the CEO serves as the management liaison to the Committee. The CEO is responsible for recommending to the Committee which Employees should be Participants in the Plan each year (this includes determining if additional Employees should be added to the Plan and if any Plan participants should be removed from participating in the Plan); provide recommendations to the Committee for the Incentive Award Opportunities amounts at Threshold, Target, and Maximum for Employees other than himself; review the objectives and evaluations, adjust guideline awards for performance and recommend final payouts to the Committee; and, provide other appropriate recommendations that may become necessary during the life of the Plan.

5.02         Claims Procedure. Claims for Incentive Awards under the Plan shall be filed in writing with the Committee. Written notice of the Committee’s disposition of a claim generally shall be furnished to the claimant within 60 days after the application therefore is filed. However, if special circumstances exist of which the Committee notifies the claimant within such 60 day period, the Committee may extend such period to the extent necessary, but in no event beyond 180 days after the claim is filed. If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. Any claimant who has been denied an Incentive Award shall be entitled, upon request to the Committee, to appeal the denial of his claim within 60 days following the Committee’s determination described in the preceding sentence. Upon such appeal, the claimant, or his representative, shall be entitled to examine pertinent documents, submit issues and comments in writing to the Committee, and meet with the Committee. The Committee shall review its decision and issue a final decision to the claimant in writing, generally within 60 days following such appeal. However, if special circumstances exist of which the Committee notifies the claimant within such 60 day period, the Committee may extend such period to the extent necessary, but in no event beyond 120 days following such appeal.

ARTICLE VI

AMENDMENT AND TERMINATION

6.01         Right to Amend or Terminate. The Committee has developed the Plan on the basis of existing business, market and economic conditions, current services and staff assignments. Therefore, the Committee reserves the right at any time to terminate or amend the Plan in any manner and for any reason; provided, that no amendment or termination shall, without the consent of the Participant or, if applicable, the Beneficiary, adversely affect such Participant’s or Beneficiary’s rights with respect to Benefits earned as of the date of such amendment or termination.

ARTICLE VII

GENERAL PROVISIONS

7.01         No Enlargement of Employment Rights. Nothing contained in this Plan shall give or be construed as giving any Employee the right to be retained in the service of the Bank or shall interfere with the right of the Bank to discharge or otherwise terminate any Employee’s employment at any time.

7.02         Gender. Whenever any masculine terminology is used in this Plan, it shall be taken to include the feminine, unless the context otherwise indicates.

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7.03         Applicable Law. This Plan shall be construed and regulated, and its validity and effect and the rights hereunder of all parties interested shall at all times be determined in accordance with the laws of the State of Maryland, except to the extent such state law is preempted by federal law.

7.04         Titles and Headings. The titles and headings included herein are included for convenience only and shall not be construed as in any way affecting or modifying the text of the Plan, which text shall control.

7.05         Withholding. The Bank reserves the right to withhold from payments of Benefits/Incentive Awards such amounts of income, payroll, and other taxes as it deems advisable, and if the amount of such cash payment is not sufficient, the Bank may require the Participant or Beneficiary to pay the Bank the amount required to be withheld as a condition of delivering Benefits/Incentive Awards under the Plan.

7.06         Successors. All obligations of the Bank and the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Bank and/or the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Bank and /or the Company.

7.07         Section 409A. It is intended, and the Plan will be so construed, that any amounts payable under the Plan shall be exempt from Code Section 409A a short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4). However, to the extent any amount payable under the Plan is not, in fact, exempt from Code Section 409A, it is intended, and the Plan to be so construed, that such amount shall comply with the provisions of Code Section 409A, then neither the Bank, the Company the Boards of Directors of the Bank and/or the Company , the Committee nor its or other designees or agents shall be liable to any Participant or other persons for actions, decisions or determinations made in good faith.

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WHEREFORE, the Community Bank of the Chesapeake adopts this Amended and Restated Executive Incentive Compensation Plan effective the 1st day of January, 2019.

ATTEST:	COMMUNITY BANK OF THE CHESAPEAKE

By:
William J. Pasenelli, President

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